Exhibit 10.4

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

SUBSCRIBER AGREEMENT

This Subscriber Agreement (hereinafter “Agreement”) is entered into on 29th December, 2015 (“Execution Date”) by and between

InterGlobe Technologies Inc., a company incorporated under the laws of USA, having its office at 303, Fifth Avenue #1608, New York, NY 10016, United States of America (hereinafter referred to as “IGT) through its authorised signatory Mr. Rajeev Kaul, of the One Part;

And

Yatra Online Private Ltd., a company incorporated under the Companies Act 1956, having its registered office at B2, 202, Second Floor, Marathon Innova, Marathon Nextgen Complex, Opp. Peninsula Corporate Park, Off. Ganpatrao Kadam Marg, Lower Parel West, Mumbai – 400013, Maharashtra and its Affiliates (hereinafter referred to as “Yatra”) through its authorised signatory Mr. Dhruv Shringi, CEO, of the Other Part.

IGT and Yatra shall be jointly referred to as “Parties” and individually referred to as the “Party”.

IGT Signature	1	Yatra Signature

DEFINITIONS:

“Affiliate” means in the case of any entity, a second entity which (i) has direct or indirect Control of the first entity; or (ii) is directly or indirectly Controlled by the first entity; or (iii) is under direct or indirect common Control with the first entity; or (iv) in any other case, an entity Controlled by a Party/Parties to this Agreement. In all such cases the first and second entities are considered as Affiliates. “Control” means control in any manner whatsoever that results in control in fact, whether directly through the ownership of securities or indirectly through a trust, agreement or arrangement, the ownership of, or the power to direct or cause the direction of, any body corporate or otherwise and “Controlled” and “Controlling” shall have a corresponding meaning.

“Business Commencement Date” means July 1, 2016.

“Contract Year” means each successive 12 (twelve) month period commencing on the Business Commencement Date i.e. July 1, 2016 and on each anniversary thereof.

WHEREAS:

1.	Yatra inter-alia owns and operates an online travel portal at URL www.yatra.com (“Website”) whereby various web-based services including airline ticket reservation, hotel reservations, bus reservations, etc, are provided;

2.	A company called Travelport Global Distribution System B.V. (“Travelport”) owns and operates a Global Distribution System (GDS) called “Galileo System” worldwide and has appointed IGT to distribute Galileo System to select travel agents.

3.	Yatra wants to have access to reservation functionality and IGT has agreed to provide the access to Galileo System to Yatra, subject to the terms and conditions set out herein.

NOW THIS AGREEMENT WITNESSETH AS UNDER:

1.	scope OF THIS AGREEMENT

1.1	From the Business Commencement Date (as defined hereinafter), Yatra shall use the Galileo System as its GDS and generate on the Galileo System, the Target Segments (as defined hereinafter), for all its operations in India, every year during the Term of this Agreement.

2.	OBLIGATIONS OF PARTIES

2.1	OBLIGATIONS OF IGT:

In accordance with and subject to the terms and conditions of this Agreement:

a.	Galileo System: IGT shall provide to Yatra access to Galileo System via software products listed in Schedule A and such other software products as may be provided by IGT to Yatra from time to time (“Software”) solely for the purpose of using the Galileo System for obtaining information about schedules, fares, seat availability, etc. and other services of vendors and for making bookings that are not abusive, speculative, fictitious or duplicative. IGT reserves the right to impose a fee and any additional terms and conditions for any new Software or products or services proposed to be provided to Yatra by IGT. IGT shall be entitled to collect such a fee via a deduction from the Loyalty Incentives payable in terms of this Agreement.

IGT Signature	2	Yatra Signature

b.	Software Updation: IGT may, from time to time, provide new releases, enhancements or modifications of the Software and Yatra shall install such new releases, enhancements or modifications and implement the same within 30 business days of delivery of the same by IGT or such other extended time as mutually agreed between the Parties.

c.	Installation and Maintenance of Software: At Yatra’s request, IGT (or its appointed sub-contractors) will install the Software at location(s) specified by Yatra to enable Yatra to do bookings using the Galileo System. Upon completion of such installation, Yatra shall be deemed to have accepted such Software. IGT will make commercially reasonable efforts to provide an uptime guarantee of 99.5 % of Galileo System on a monthly basis.

2.2	OBLIGATIONS OF YATRA

In accordance with and subject to the terms and conditions of this Agreement:

a.	From the Business Commencement Date, Yatra agrees and undertakes to use the Galileo System as its GDS and generate Target Segments (as defined hereinafter) on the Galileo System, in each Contract Year during the Term of this Agreement.

b.	Yatra hereby acknowledges that Galileo System is owned and operated by Travelport and IGT is only an authorised provider of Galileo System to Yatra and not an agent of Travelport and Yatra shall have no recourse whatsoever under this Agreement against Travelport or its Affiliates.

c.	Yatra shall not without the prior written consent of IGT (i) modify, enhance or make copies of the whole or any part of the Software; or (ii) permit the whole or any part of the Software to be combined with or incorporated in any other computer program or software; or (iii) reverse compile or adapt the whole or any part of the Software.

d.	Yatra acknowledges that the Galileo System and the Software shall at all times be under the ownership of Travelport and IGT has only licensed the use of the Software to Yatra as per the terms of this Agreement. Yatra shall take all precautions to prevent any unauthorised use of the Galileo System and the Software, and any user sign-on identity assigned to Yatra.

IGT Signature	3	Yatra Signature

e.	Yatra shall maintain and use appropriate and up-to-date virus protection procedures and software, including if any requested or provided by IGT and shall establish and maintain reasonable safeguards against the destruction, loss or unauthorized alteration of the Galileo System and the Software, and shall institute reasonable security and disaster recovery procedures and keep IGT indemnified in this regard.

f.	Yatra agrees to access the principal display, i.e. a comprehensive neutral display of data concerning air services (and rail carriers where applicable) between city-pairs within a specified time period, for each individual transaction involving air carriers or rail carriers, as applicable, and agrees not to manipulate data supplied by the Galileo System in a manner that would result in the inaccurate, misleading or discriminating presentation of information to its customers.

g.	Yatra shall not intentionally make any flight, hotel, rail, cruise, rental car or other reservation on the Galileo System without a specific customer request made in good faith and shall not make any reservations which are abusive, speculative, fictitious or duplicative.

h.	Yatra shall comply with all regulations of the International Air Transport Association “IATA” including the Billing and Settlement Plan, and other travel industry, governmental and regulatory laws, regulations and rules relevant to this Agreement.

i.	Both Parties shall indemnify the other Party in respect of any direct loss or damage which the Party being indemnified incurs as a result of a failure by the indemnifying Party to comply with any provisions of this Agreement.

j.	Yatra may make live test bookings by using the Galileo System, provided that such bookings are cancelled promptly thereafter.

k.	Yatra hereby grants to IGT the non-exclusive right to use, from Business Commencement Date, Yatra’s name, logo, and marks in promotional and marketing materials (e.g. sales presentation, customer newsletters) of IGT and/or its affiliates.

3.	TARGET SEGMENTS:

3.1	With effect from the Business Commencement Date, Yatra agrees and undertakes to achieve following Target Segments:

i.	Yatra agrees and undertakes to generate on the Galileo System, minimum […***…] of the total Segments transacted by Yatra from all its operations in India, in each Contract Year during the Term of this Agreement (“Percentage Target Segments”). Marketing Information Data Tapes (MIDT) provided by Travelport to IGT will be used to measure the Percentage Target Segments achieved by Yatra; and

IGT Signature	4	Yatra Signature

***Confidential Treatment Requested***

ii.	Yatra agrees and undertakes to generate minimum Segments, in each Contract Year, as mentioned below (“Yearly Target Segments”):

Contract Year	Minimum Segments
First Year	[…***…]
Second Year	[…***…]
Third Year	[…***…]
Fourth Year	[…***…]
Fifth Year	[…***…]
Total	[…***…]

Percentage Target Segments and Yearly Target Segments are collectively referred to as (“Target Segments”).

3.2	Segment: A Segment means booking for either (i) travel of one passenger over one leg of a journey on a direct flight operated by a single aircraft under a single flight number; or (ii) a non-air booking for car, railways, bus or hotel.

For calculations of Segments under this Agreement:

a.	only active and confirmed segments shall be included;
b.	unproductive bookings (HX, UN, NO, UC) shall be excluded;
c.	segments that are passive, ghost, abusive, speculative, fictitious or duplicative shall be excluded;
d.	segments of ‘Direct Payment Carriers’ and ‘non-BSP Airlines’ aggregated into the ‘Air Content Hub’ of the Software provided by IGT to Yatra, shall be excluded;
e.	segments of domestic and international low cost carriers (LCC) shall be excluded, unless specifically included by written mutual consent of the Parties;

For calculations of Target Segments under this Agreement, the following segments shall be included:

a.	segments that could not be booked on Galileo System when it was not functioning due to any reason, provided Yatra has provided notice to IGT of such non-functioning of Galileo System and submits documentary proof of number of such segments transacted on other GDS to IGT;
b.	segments where IGT is not paid any booking fees due to reasons that are outside the control of IGT and IGT does not pay any Loyalty Incentives to Yatra for such Segments.

3.3	Yatra shall be responsible for achieving both, the Percentage Target Segments as well as the Yearly Target Segments as provided hereinabove, during the Term of this Agreement.

IGT Signature	5	Yatra Signature

***Confidential Treatment Requested***

4.	CONSIDERATION & TAXES

4.1	In consideration of promises and commitments provided by Yatra in the Agreement and in consideration of the performance of Yatra’s obligations contained in the Agreement, IGT agrees to pay Loyalty Incentives to Yatra, make advance payment of such Loyalty Incentives in the form of Upfront Advance even prior to the Business Commencement Date and make payment of Sign Up Bonus.

4.2	Calculation of Loyalty Incentives: The amount of incentives payable to Yatra shall be calculated by multiplying the actual number of Segments booked by Yatra in that month by the following applicable rate (“Loyalty Incentives”):

Type of Airline Segments	Loyalty Incentives Per Segment
All Airlines International Segments	[…***…]
Jet Airways Domestic Segments	[…***…]
Other Airlines Domestic Segments	[…***…]

4.3	Payment of Loyalty Incentives: The Loyalty Incentives shall be adjusted by IGT against the Upfront Advance (as defined hereinafter) on a quarterly basis, against invoice from Yatra, subject to withholding of taxes, as applicable. Notwithstanding anything contained in this Agreement, in the event that IGT is not paid any booking fees for any Segments due to reasons that are outside the control of IGT, then IGT shall not pay any Loyalty Incentives to Yatra for such Segments; provided that IGT provides documentary proof for the same.

4.4	Upfront Advance: On the strict condition and undertaking that Yatra shall use the Galileo System in accordance with the terms of this Agreement and that it shall achieve the Target Segments, IGT agrees to pay, an upfront advance of […***…] to Yatra. The Upfront Advance amount shall be set off against the Loyalty Incentive payments to be made by IGT, till such time that the entire Upfront Advance is adjusted and only thereafter shall Yatra be eligible to receive Loyalty Incentive payments from IGT.

4.5	Sign Up Bonus: On the strict condition and undertaking that Yatra shall use Galileo System and achieve minimum Percentage Target Segments as provided in Clause 3.1(i) of this Agreement, IGT agrees to pay a one-time sign up bonus of […***…] to Yatra (calculated @ […***…] per Contract Year) (“Sign Up Bonus”).

The Sign Up Bonus shall be payable by IGT to Yatra only upon successful migration on Galileo System of minimum […***…] of total Segments generated by Yatra from all its operations in India.

4.6	Failure to use Galileo System: In the event Yatra fails to start using Galileo System as its GDS with effect from the Business Commencement Date in terms of Clause 2.2(a), Yatra shall be obliged to refund to IGT, the entire Upfront Advance and Sign Up Bonus paid by IGT to Yatra, together with interest @ 12% per annum, within 15 (fifteen) days of the Business Commencement Date.

IGT Signature	6	Yatra Signature

***Confidential Treatment Requested***

4.7	Failure to achieve Percentage Target Segments: In the event that Yatra fails to achieve the Percentage Target Segments in any two consecutive Contract Year(s), IGT shall have right to deduct an amount of […***…] (a part of Sign Up Bonus paid by IGT) for each such Contract Year, from the Loyalty Incentives payable by IGT to Yatra or to be adjusted against the Upfront Advance in the subsequent Contract Year. However, in the event Yatra achieves such shortfall percentage in the subsequent Contract Year(s) by generating additional Segments such that cumulative percentage of Segments achieved on Galileo System for all the Contract Years till that Contract Year is […***…], then IGT shall pay such deducted amount in the Contract Year in which cumulative percentage of segments is achieved by Yatra.

4.8	Failure to achieve Yearly Target Segments: In the event that Yatra fails to achieve the Yearly Target Segments in any Contract Year(s), IGT shall have right to deduct an amount of […***…] per Segment for short fall Segments, from the Loyalty Incentives payable by IGT to Yatra or to be adjusted against the Upfront Advance.

4.9	Yatra agrees that the deductions mentioned in Clause 4.7 and 4.8 above are genuine pre-estimate of losses that would be suffered by IGT owing to Yatra not achieving the Target Segments and are in the nature of liquidated damages. Yatra undertakes not to dispute or protest the adjustment made by IGT from the Loyalty Incentives payable by IGT to Yatra on account of deductions made thereunder.

4.10	The unadjusted Upfront Advance, if any, will immediately become payable by Yatra to IGT at the expiry of the Term or earlier termination of the Agreement, which amount shall be paid by Yatra to IGT within 7 (seven) days from the date of expiry of the Term or date of termination, as the case may be. However, in the event the Parties renew this Agreement for any further term after the expiry of the Term, IGT agrees to carry forward such unadjusted Upfront Advance to the renewed term of the Agreement as an advance to be adjusted against Loyalty Incentives payable under such renewed term.

4.11	Annual Loyalty Bonus: In addition to the Sign Up Bonus, IGT undertakes to pay additional annual Loyalty Bonus, in the event Yatra achieves following Segment threshold during the corresponding Contract Year(s):

Contract Year	Segment Threshold	Annual Loyalty Bonus
First Year	[…***…]	[…***…]
Second Year	[…***…]	[…***…]
Third Year	[…***…]	[…***…]
Fourth Year	[…***…]	[…***…]

IGT Signature	7	Yatra Signature

***Confidential Treatment Requested***

4.12	Term Loyalty Bonus: In addition to the Sign Up Bonus and the Annual Loyalty Bonus, IGT undertakes to pay an amount of […***…] at the time when Yatra has generated total […***…] Segments or more during the Term of the Agreement.

4.13	Addition of a Domestic Airline: Parties agree that in the event that a domestic airline begins its participation in the Galileo System after the Effective Date, and in respect of which IGT receives booking fees, the Parties shall negotiate in good faith, the Loyalty Incentive rate for segments generated with respect to such airline. No Loyalty Incentives shall be paid for such segments unless the Parties conclude their negotiations and reduce their understanding in writing. However, such segments will be counted as Segments only when a commercial understanding has been agreed between the Parties.

4.14	Taxes: All payments by IGT to Yatra under this Agreement will be subject to applicable withholding taxes, if any, which will be fully borne by Yatra. IGT will arrange to issue the prescribed withholding tax certificate. It is hereby agreed that all payments by IGT to Yatra under this Agreement or otherwise are all inclusive and applicable taxes if any, shall be entirely borne and paid by Yatra, and IGT will have no liability towards any taxes whatsoever.

5.	LIMITED LIABILITY:

5.1	Except as may be specifically provided by IGT in this Agreement, IGT makes no further representation or warranty regarding the Galileo System or its performance or the accuracy or reliability of Software and/or information provided to Yatra and the same are made available to Yatra on an ‘as is’ basis, and Yatra hereby releases and waives any claims against IGT concerning the Software and/or information or the accuracy or reliability thereof.

5.2	In no event will either Party be liable for any damages resulting from, (i) loss of data or use, loss of revenue, loss of profits, loss of contracts, loss of anticipated savings, loss of goodwill or third party claims; or (ii) any losses or damages that are indirect or secondary consequences of any act or omission of the Parties, or their employees, representatives or sub-contractors, whether such losses or damages were reasonably foreseeable or actually foreseen.

5.3	Either Party hereby excludes any liability of any kind relating to any problems of whatever nature, which has been caused by other Party's failure to comply with its obligations under this Agreement.

6.	PROPRIETARY RIGHTS AND DATA PROTECTION:

6.1	Yatra agrees and acknowledges that it does not, by virtue of this Agreement, acquire any Intellectual Property Rights, proprietary rights or other rights in or to: (i) the Galileo System and the data stored in or accessed via the Galileo System; or (ii) any software, documentation, trademarks or service marks of IGT or provided by IGT; or (iii) any related materials used in connection with the Galileo System. ‘Intellectual Property Rights’ means copyright and all other intellectual property rights, including, without limitation, patents, trademarks, service marks, designs, domain names, database rights (whether registered or unregistered) and any other similar protected rights in any country.

IGT Signature	8	Yatra Signature

***Confidential Treatment Requested***

6.2	IGT represents that Galileo System is owned and operated by Travelport and that all the Intellectual Property Rights, proprietary rights or other rights in or to the Galileo System and any software, documentation, trademarks or service marks and any related materials used in connection with the Galileo System are owned by Travelport.

7.	TERM AND TERMINATION:

7.1	This Agreement shall come into effect from the Execution Date and shall remain in full force and effect till June 30, 2021 (“Term”). Upon the expiration of the Term, both the Parties shall negotiate, in good faith, the terms of renewal of the Agreement.

7.2	Either Party shall have right to forthwith terminate this Agreement with immediate effect by giving written notice to the other Party, if the other Party ceases or threatens to cease to carry on business or if the other Party goes into liquidation (except for the purposes of amalgamation or reconstruction and so that the resulting company effectively agrees to be bound by or assume the obligations imposed under this Agreement).

7.3	IGT shall have a right to terminate this Agreement in the event Yatra is in breach of any major terms and conditions of this Agreement and Yatra fails to rectify such breach (to the reasonable satisfaction of IGT) within 30 (thirty) days of IGT providing written notice of such breach. In the event of termination of this Agreement by IGT under this Clause, Yatra shall be obliged to pay to IGT, as liquidated damages, the unadjusted Upfront Advance, entire Sign Up Bonus and proportionate Annual Loyalty Bonus paid by IGT to Yatra till the date of such termination, together with interest @ 12% per annum. Yatra agrees that this is a genuine pre-estimate of losses that would be suffered by IGT owing to Yatra committing breach of this Agreement and are in the nature of liquidated damages.

7.4	Consequences of Termination: Upon the termination of this Agreement for any reason:

i.	Yatra shall immediately stop accessing the Galileo System and representing itself as being connected with the Galileo System in any way; and

ii.	any sum owing by either Party to the other pursuant to this Agreement shall be immediately payable.

IGT Signature	9	Yatra Signature

8.	REPRESENTATION AND WARRANTIES

8.1	Each Party represents, warrants and undertakes to the other Party as follows:

a.	the Party has the capacity and authority to enter into this Agreement;

b.	the persons executing this Agreement on behalf of the Party have been duly authorized to do so;

c.	this Agreement and the obligations created hereunder are binding upon the Party and enforceable against the Party in accordance with their terms and do not and will not violate any judgment or court order, by which the Party is bound;

d.	there is no proceeding pending which to the Party’s knowledge, challenges or may have a material adverse impact on this Agreement or the ability of the Party to perform its obligations pursuant to this Agreement; and

e.	it has not withheld any information which is required for effective performance of the contractual obligations under this Agreement and that information’s provided to the other Party by the Party are complete, true and accurate to the best of its knowledge and belief.

8.2	Yatra represents, warrants and undertakes that, from October 1, 2016, this Agreement and the obligations created hereunder will not violate terms of any other agreement, which may have an adverse impact on the ability of Yatra to perform all its obligations under this Agreement, including those set out in Clauses 1, 2 and 3 of this Agreement;

8.3	Each Party acknowledges that the other Party has entered into this Agreement in reliance on the representations, warranties and undertakings set out.

9.	MATERIAL REVENUE CHANGE

9.1	In the event of any change to the participation fee received by IGT, which would result in an annualized average booking fee revenue decrease to IGT of 10% or more ("Fee Change"), the Parties will use best efforts to negotiate appropriate modifications to the Loyalty Incentives payable under this Agreement. IGT will notify Yatra of the proposed Fee Change by issuing a prior written notice of 30 days along with documentation supporting the proposed Fee Change to Yatra. The Parties shall, within the aforementioned notice period (or otherwise as agreed to between the Parties in writing) execute an amendment to this Agreement evidencing the modifications to the Loyalty Incentives.

9.2	During the period of negotiation of Fee Change in accordance with the above clause 9.1, IGT will continue to pay Loyalty Incentives as per the original rates specified under Clause 4.2 of this Agreement.

IGT Signature	10	Yatra Signature

10.	MISCELLANEOUS:

10.1	Assignment – Either Party may assign their respective obligations under this Agreement to any of its affiliate companies with intimation to and without the prior written consent of the other Party. Neither Party shall assign its rights and obligations to a third party without the prior written consent of the other Party.

10.2	Relationship – This Agreement is entered into on principal-to-principal basis and nothing in this Agreement shall create or be deemed to create, a joint venture, partnership, or the relationship of principal and agent, between the Parties.

10.3	Modification and Entire Agreement - This Agreement may not be modified except by an instrument in writing duly executed by or on behalf of the Parties. This Agreement supersedes any and all previous agreement or arrangement, letter of offer/intent etc. between the Parties or any of them relating to the subject matter of this Agreement.

10.4	Confidentiality - The Parties hereby agree not to disclose any terms of this Agreement and document or information exchanged between the Parties whether written or oral during the Term or any time thereafter, without the prior written consent of the other Party unless such disclosure is required by law or any regulatory authority.

10.5	Force Majeure - If the performance by either Party of any of its obligations under this Agreement is prevented or delayed by force majeure for a continuous period in excess of 30 days, the other Party shall be entitled to terminate this Agreement with immediate effect by giving written notice to the Party so affected. The Parties further agree that neither Party shall be discharged of its financial obligations towards the other Party upon the occurrence of a force majeure event.

10.6	Severability - If any provision of this Agreement is held by any court or other competent authority to be invalid or unenforceable in whole or in part or is so rendered by any applicable code, regulation or law, such provision or the relevant part of the affected provision, as the case may be, shall be deemed deleted without prejudice to the remainder of the affected provision and the remaining provisions of this Agreement.

10.7	Notices - Any notice required or authorised by this Agreement to be given by either Party to the other must be in writing and may be delivered by hand or sent by pre-paid registered post; or sent by fax transmission to the other Party at the address or fax number appearing below, or to such other address or fax number as may be notified in writing by that other Party from time to time in accordance with this provision.

For InterGlobe Technologies Inc. 303, Fifth Avenue #1608 New York NY 10016 United States of America	For Yatra Group Private Limited Attention: Dhruv Shringi/Alok Vaish Unitech Cyber Park, Tower A, 5th Floor, Sector-39, Gurgaon, India - 122001

IGT Signature	11	Yatra Signature

10.8	Jurisdiction - This Agreement shall be governed by Indian law and the Parties irrevocably submit to the exclusive jurisdiction of the courts of Delhi.

10.9	Dispute Resolution -

i.	Any and all breaches, claims, disputes, questions or controversies involving the Parties hereto or arising out of or in connection with this Agreement, including its execution, interpretation, validity, scope, operation, performance, effect, breach or termination (collectively “Dispute”), shall be first referred to, by notice in writing, to their respective authorised persons:

•	For Yatra: Chief Executive Officer or any other authorized person.

•	For IGT: Director or any other authorized person.

(jointly referred to as “Contract Managers”) for resolution.

ii.	The Contract Managers shall negotiate in good faith to attempt to resolve such disputes within 15 days (or such other time as agreed in writing between the Parties) after it has been referred to them.

iii.	Should the respective Contract Managers be unable to resolve any dispute in accordance with Clause 10.10(ii) above, then the Dispute shall be referred to and finally resolved by binding arbitration, under the Rules of Arbitration of the Delhi International Arbitration Centre (“DAC Rules”), which rules are deemed to be incorporated by reference into this Clause.

iv.	The arbitration shall be held in New Delhi by a tribunal of 3 (three) arbitrators. Each Party shall appoint 1 (one) arbitrator and the arbitrators so appointed shall appoint the third arbitrator, appointed under the DAC Rules. The language of the arbitration shall be English. The procedural law of the arbitration shall be the Arbitration and Conciliation Act, 1996 as amended. The award of the arbitrator(s), including the apportionment of the expenses of the arbitration, shall be final and binding upon the Parties, and judgment upon the award rendered may be entered in any court of competent jurisdiction in Delhi.

v.	The Parties hereto expressly understand and agree that the award made by the arbitral tribunal shall be the sole, exclusive, final and binding remedy regarding any and all Disputes presented to the arbitral tribunal.

vi.	The Parties may bring court action to seek interim protection as per Section 9 of the Arbitration and Conciliation Act, 1996 including without limitation the right to seek deposit during any dispute resolution/ arbitration.

10.10	Survival: Any provision of this Agreement which by its nature survives termination shall continue in full force and effect after termination of this Agreement.

IGT Signature	12	Yatra Signature

IN WITNESS WHEREOF BOTH THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATE MENTIONED HEREINBELOW AT DELHI.

For InterGlobe Technologies Inc.	For Yatra Online Private Ltd.

/s/ Rajeev Kaul	/s/ Dhruv Shringi
Authorized Signatory	Authorized Signatory

IGT Signature	13	Yatra Signature